CONTACTS:       Mick Quinlivan                   Michael Newman
                Chief Financial Officer          Investor Relations
                Jore Corporation                 StreetConnect
                800-526-9495                     877-320-1231

              JORE CORPORATION FILES FOR VOLUNTARY REORGANIZATION
                      AND ANNOUNCES FIRST QUARTER RESULTS

RONAN, Montana -May 22, 2001 - Jore Corporation (Nasdaq: JORE), today reported that it has filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Code") in the District of Montana. Jore has received a commitment for debtor-in-possession financing from its principal lenders. The term of the financing agreement, subject to certain conditions, is through December 31, 2001. As a debtor-in-possession under the Code, Jore is authorized to operate its business in the normal course, but may not enter into transactions outside the normal course of business without court approval.

Jore's liquidity shortfall in 2001 was caused by several issues. First, slowing retail economic conditions have resulted in lower than anticipated revenues since mid-2000. This revenue slow-down occurred at a time when Jore was completing its $70 million vertical integration program to expand internal manufacturing capabilities and production capacity. Also, the cost and effort of the nationwide rollout of Stanley( branded products at the Home Depot was significantly greater than expected. Each of these issues has strained Jore's cash and borrowing capacity in the first half of 2001, which is also the low period of Jore's seasonal production and sales.

During the reorganization period, Jore will continue to explore available strategic alternatives including the sale of all or part of its operations. Proceeds from a sale will be used first to repay secured creditors, and second to repay unsecured creditors as of the date of the filing. The percentage recovery for secured and unsecured creditors depends on a number of factors, including the ultimate selling price and resolution of disputed claims. It is unlikely there will be any remaining value to the Company's common shareholders. As part of the restructuring, the Company has requested to pay certain unsecured debts that relate to its ongoing business, including payments to employees and critical suppliers.

Jore also announced its results for the quarter ended March 31, 2001. For the first quarter of 2001, net revenues were $6.2 million, compared to $7.1 million for the first quarter of 2000. The year-over-year decline in revenue reflects the Company's strategic transition away from OEM sales to focus on direct to retail sales, and the slowdown in retail spending during recent periods. The net loss for the first quarter of 2001 was $7.5 million or ($0.54) per diluted share on 13.9 million shares outstanding, compared to a net loss of $1.3 million or ($0.09) per diluted share on 13.8 million shares outstanding in the same period of 2000.

Results for the first quarter of 2001 were adversely affected by the lower than anticipated sales levels and higher than expected cost of goods. The Company invested approximately $70 million in manufacturing equipment in 1999 and 2000 in order to meet anticipated sales growth. Low utilization levels resulted in $2.4 million of excess capacity costs which are now being treated as period costs, $1.2 million for obsolete inventory and $1.0 million for start-up manufacturing costs from 2000 that were included in beginning 2001 inventory.

Total operating expenses for the first quarter 2001 were $2.8 million, up from $2.3 million in the same period of 2000 and down from $6.1 million in the fourth quarter of 2000. The year-over-year increase primarily reflects a $0.5 million write-off of prepaid commission expense and increased professional fees. The sequential decrease in total operating expenses reflects the anticipated seasonal decline in business activity, as well as Jore's efforts to reduce operating expenses in line with the challenging economic environment and the Company's overall financial position.

In addition, the Company has recently restructured its management team, including the appointment of Gerald McConnell as President and CEO of Jore Corporation and President of the Company's Power Tools Accessories Group. Matt Jore, formerly President, Chairman and CEO, will become President of the Company's Technology Group and focus on customer relationships and product/process development. Jim Loebbecke, member of the board of directors since July 2000, will become the Company's chairman of the board. Mr. McConnell and Mr. Jore will also serve on the board of directors. The Company has also consolidated the Chief Financial Officer and Controller functions, with Mick Quinlivan, formerly Controller, assuming those responsibilities. Monte Giese, former CFO, will help transition the Company through the funding, reorganization and strategic alternatives process.

"While we regret the need to file for protection under Chapter 11, we are pleased to have secured the necessary financing to move this business forward." said Gerald McConnell, President and CEO of Jore Corporation. "The funding will allow us to maintain the high service levels and product fill rates that our customers have come to expect."


About Jore Corporation

Jore Corporation is a leader in the design and manufacture of innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. The Company relies on advanced technologies and advanced equipment engineering in its manufacturing processes to drive cost reductions and higher quality in its products. Its products save users time by offering enhanced functionality, increased productivity and ease of use. Jore sells its products under the licensed Stanley(r) brand, as well as under various private labels of the industry's largest retailers and power tool manufacturers, including Sears, The Home Depot, Lowe's, Menard's, Canadian Tire, Tru*Serv, Black & Decker, Makita and more.

This news release contains forward-looking statements, including statements regarding Jore Corporation's expectations about its ability to maintain high customer service levels, resolution of disputed claims, ability to repay creditors, employees and critical suppliers, distributions to common shareholders, and the ability to maintain product fill rates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors and are based on underlying assumptions and estimates, the validity of which may cause actual results to differ materially from future results expressed or implied in such statements. These risks and uncertainties include the involvement of the Jore Corporation's creditors and equity holders in the Chapter 11 proceeding, bankruptcy court approvals incident to the Chapter 11 proceeding, additional possible reorganizations pursuant to the Chapter 11 proceeding, the inability to attract and retain new senior management, the inability to manage expected growth, ou r reliance on debt to finance our operations, the failure to restructure the Company's credit facilities and to secure new financing, the loss of a large customer, the failure to realize the increased revenues and improved operating margins that the Company has associated with sales of its Stanley-branded and private label products, the inability to exploit new distribution channels, the loss of any key personnel, disruption of our production processes, our inability to introduce new products that are accepted by the market, the non-performance of our sales representative, unfavorable results of existing and potential litigation, the cost of protecting and defending our intellectual property, the possibility that competitors could develop or acquire technology that could erode Jore Corporation's manufacturing advantages, and the failure to improve the Company's internal systems and controls. More information about risks, uncertainties, and other factors that potentially could affect Jore Corporation's busin ess, operations, and financial results are included in Jore Corporation's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 under "Risk Factors" at "Item 1 - Business." The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this news release.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands except per share amounts)
                                   (unaudited)
                                                    Three months ended March 31,
                                                              2001         2000
                                                              ----         ----

Net revenues ...........................................   $  6,170    $  7,063
Cost of goods sold .....................................      9,519       5,733
                                                              -----       -----
Gross profit ...........................................     (3,349)      1,330

Operating expenses:
  Product development ..................................        137         110
  Sales & marketing ....................................      1,279         483
  General & administrative .............................      1,401       1,679
                                                              -----       -----
  Total operating expenses .............................      2,817       2,272
                                                              -----       -----

Income (loss) from operations ..........................     (6,166)       (942)

Other (income) expense:
  Interest expense, net ................................      1,356         619
  Other (income) expense ...............................          2         (11)
                                                              -----       ------
  Other expense ........................................      1,358         608


Income (loss) before income taxes ......................     (7,524)     (1,550)

Provision (benefit) for income taxes ...................       --          (282)
                                                              -----       ------
Net income (loss) ......................................   $ (7,524)   $ (1,268)
                                                            ========    ========


Net income (loss) per common share:
   Basic ...............................................   $  (0.54)   $  (0.09)
   Diluted .............................................   $  (0.54)   $  (0.09)

Shares used in calculation of income (loss) per share
   Basic ...............................................     13,932      13,836
   Diluted .............................................     13,932      13,836

                           CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)

                                                                 March 31,     December 31,
                                                                   2001           2000
                                                                   ----           ----
                                        ASSETS
Current assets:
  Cash and cash equivalents .................................   $     354    $     353
  Short term investments ....................................         126          124
  Accounts receivable .......................................       3,522       16,082
  Shareholder notes receivable ..............................       1,033        1,146
  Notes receivable from affiliates ..........................          24           25
  Inventories ...............................................      21,934       26,206
  Other current assets ......................................       4,725        4,536
                                                                  -------      -------
  Total current assets ......................................      31,718       48,472

Property, plant and equipment, net ..........................      81,674       79,882
Intangibles & other long-term assets, net ...................       1,076          930
                                                                  -------      -------
Total assets ................................................   $ 114,468    $ 129,284
                                                                =========    =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..........................................   $   9,003    $  11,943
  Accrued expenses ..........................................       3,992        4,349
  Operating line of credit ..................................      27,851       35,000
  Shareholder note payable ..................................         321          337
  Current portion of long-term debt .........................      36,451       38,899
                                                                  -------      -------
  Total current liabilities .................................      77,618       90,528

Long-term debt, net of current portion ......................       8,776        3,402
Deferred income tax liabilities .............................       1,533        1,395
                                                                  -------      -------
Total liabilities ...........................................      87,927       95,325

Shareholders' equity:
  Preferred stock, no par value .............................        --           --
  Common stock, no par value ................................      41,338       41,236
  Deferred compensation - stock options .....................         (22)         (26)
  Retained earnings .........................................     (14,775)      (7,251)
                                                                  -------      -------
  Total shareholders' equity ................................      26,541       33,959
                                                                  -------      -------
Total liabilities and shareholders' equity ..................   $ 114,468    $ 129,284
                                                                =========    =========
